The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(2)
Registration No. 333-156025

Subject to Completion, January 6, 2009

PRELIMINARY PROSPECTUS SUPPLEMENT dated January 6, 2009

(To Prospectus dated December 9, 2008)

$

Devon Energy Corporation

$     % Senior Notes due 2014
$     % Senior Notes due 2019

We are offering $           aggregate principal amount of our     % senior notes due          , 2014 and $           aggregate principal amount of our     % senior notes due          , 2019. We will pay interest on the notes semi-annually in arrears on           and           of each year, beginning          , 2009. We may redeem some or all of the notes at any time and from time to time before their maturity date at our option at a make-whole redemption price, together with accrued and unpaid interest, if any, to the redemption date. See “Description of the Notes — Optional Redemption.” The notes will be our general unsecured obligations and will rank equally in right of payment with all our existing and future unsecured and unsubordinated debt.

We do not intend to list the notes on any securities exchange.

Investing in the notes involves risks. You should carefully read the entire accompanying prospectus and this prospectus supplement, including the section entitled “Risk Factors” beginning on page S-1 of this prospectus supplement and in our Annual Report on Form 10-K/A for the year ended December 31, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2014 Note		Total	Per 2019 Note		Total

Price to public(1)		%	$		%	$
Underwriting discount		%	$		%	$
Proceeds, before expenses, to us(1)		%	$		%	$

(1)	Plus accrued interest, if any, from January , 2009

We expect that the notes will be delivered to investors on or about          , 2009 in book-entry form only through the facilities of The Depository Trust Company.

Joint Book-Running Managers

Banc of America Securities LLC	J.P. Morgan	UBS Investment Bank

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus filed with the Securities and Exchange Commission and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy those securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Devon since the date hereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

For purposes of this prospectus supplement and the accompanying prospectus, unless the context otherwise indicates, references to “us,” “we,” “our,” “ours,” and “Devon” refer to Devon Energy Corporation and its subsidiaries.

Prospectus Supplement
Devon Energy Corporation	S-1
Risk Factors	S-1
Use of Proceeds	S-2
Description of the Notes	S-2
Certain United States Federal Income Tax Considerations	S-6
Underwriting	S-8
Legal Matters	S-9
Prospectus
About this Prospectus	1
Devon Energy Corporation	1
Use of Proceeds	1
Ratios of Earnings to Fixed Charges and Earnings to Combined Fixed
Charges and Preferred Stock Dividends	1
Description of Capital Stock	2
Description of Undesignated Preferred Stock	3
Description of Debt Securities	4
Book-Entry Securities	13
Plan of Distribution	14
Legal Matters	15
Experts	15
Where You Can Find More Information	15

DEVON ENERGY CORPORATION

Devon is an independent energy company engaged primarily in oil and gas exploration, development and production, the transportation of oil, gas, and natural gas liquids, or NGLs, and the processing of natural gas. We own oil and gas properties principally in the United States and Canada and, to a lesser degree, various regions located outside North America, including Azerbaijan, Brazil and China. In addition to our oil and gas operations, we have marketing and midstream operations primarily in North America. These include marketing natural gas, crude oil and NGLs, and constructing and operating pipelines, storage and treating facilities and gas processing plants.

Our principal and administrative offices are located at 20 North Broadway, Oklahoma City, Oklahoma 73102-8260. Our telephone number at that location is (405) 235-3611.

RISK FACTORS

An investment in the notes is subject to risk. Before you decide to invest in the notes, you should consider the risk factors below as well as the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2007, as amended by Form 10-K/A filed on June 9, 2008, incorporated by reference in the accompanying prospectus.

An active trading market for the notes may not develop.

The notes of each series are a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange or automated quotation system. As a result, an active trading market for the notes may not develop, or if one does develop, it may not be sustained. If an active trading market fails to develop or cannot be sustained, you may not be able to resell your notes at their fair market value or at all.

The notes do not restrict our ability to incur additional debt or prohibit us from taking other actions that could negatively impact holders of the notes.

We are not restricted under the terms of the notes or the indenture governing the notes from incurring additional debt. Although the indenture limits our ability to issue secured debt without also securing the notes and to consolidate with or merge into, or convey or otherwise transfer or lease our properties and assets substantially as an entirety to, any person, these limitations are subject to a number of exceptions. See “Description of Debt Securities — Covenants” in the accompanying prospectus.

Our ability to service our debt, including the notes, will be dependent upon the earnings of our subsidiaries and the distribution of those earnings to us.

The notes are obligations exclusively of Devon Energy Corporation. Our operations are conducted almost entirely through our subsidiaries. Accordingly, our cash flow and our consequent ability to service our debt, including the notes, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to us and our right to receive assets of any of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any liens on the assets of such subsidiary and any indebtedness of such subsidiary senior to ours. As of September 30, 2008, we had total consolidated indebtedness with a carrying value of approximately $4.8 billion, none of which was secured. This total includes indebtedness of our subsidiaries of approximately $3.6 billion, excluding intercompany debt and trade payables.

Oil and natural gas prices as of December 31, 2008 will likely result in impairments of our asset carrying values.

We follow the full cost method of accounting for our oil and gas properties. This method subjects us to quarterly calculations of a “ceiling,” or limitation on the carrying value of oil and gas properties on our balance sheet. The ceiling is equal to the estimated after-tax future net revenues, discounted at 10% per annum, from proved reserves, plus the cost of unproved properties not subject to amortization. The ceiling limitation is calculated using prices and costs as of the end of each quarter, and is imposed separately for each country in which we have oil and gas properties. If the net book value of our properties, less related deferred income taxes, exceeds the ceiling limitation, the excess is written off as an impairment expense. As of September 30, 2008, our net property costs as calculated pursuant to the ceiling test were less than the calculated ceiling for all countries.

Our ceiling limitations as of December 31, 2008 cannot be calculated until our estimates of year-end proved reserves are completed. Such reserves estimates are not expected to be completed until the end of January 2009. However, based on the oil and natural gas prices that existed as of December 31, 2008, we expect to record non-cash impairment charges in the fourth quarter of 2008 due to the full cost ceiling limitations.

The actual quantities and present value of our proved reserves may prove to be lower than we have estimated.

The documents incorporated by reference in the accompanying prospectus contain estimates of our proved reserves and the estimated future net revenues from our proved reserves. These estimates are based upon various assumptions, including assumptions required by the SEC relating to natural gas and oil prices, drilling and operating expenses, capital expenditures and taxes. The process of estimating natural gas and oil reserves is complex. The process involves significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise.

Actual future production, natural gas and oil prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable natural gas and oil reserves most likely will vary from these estimates. Such variations may be significant and could materially affect the estimated quantities and present value of our proved reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development drilling, prevailing natural gas and oil prices and other factors, many of which are beyond our control. Our properties may also be susceptible to hydrocarbon drainage from production by operators on adjacent properties.

You should not assume that the present values contained in the documents incorporated by reference in the accompanying prospectus represent the current market value of our estimated natural gas and oil reserves. In accordance with SEC requirements, the estimates of our present values are based on prices and costs as of the date of the estimates. The December 31, 2007 present value is based on weighted average wellhead prices of $60.42 per barrel of oil, $6.01 per Mcf of natural gas and $50.57 per barrel of NGLs. These wellhead prices compare to the December 31, 2007, NYMEX cash price of $96.00 per barrel of oil and the Henry Hub spot price of $6.80 per MMBtu for natural gas. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of any estimate.

USE OF PROCEEDS

The net proceeds of this offering, after discounts and expenses, are estimated to be approximately $     . We intend to use substantially all of the net proceeds to repay approximately $      of our outstanding commercial paper and the remainder for general corporate purposes. The commercial paper we intend to repay was incurred principally to fund capital expenditures and working capital needs. As of January 5, 2009, our outstanding commercial paper had a weighted average interest rate of approximately 2.39% and matured within 60 days.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the $     % senior notes due          , 2014 (the “2014 notes”) and the $     % senior notes due          , 2019 (the “2019 notes” and, collectively with the 2014 notes, the “notes”) (which each represent a new series of, and are referred to in the accompanying prospectus as, the “debt securities”), supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

We will issue the notes under the indenture between us and The Bank of New York Mellon (as successor to The Bank of New York), as trustee, dated as of March 1, 2002, as supplemented by a supplemental indenture to be dated as of January   , 2009. In this prospectus supplement, we refer to that indenture as so supplemented as the “indenture.” The terms of the notes include those set forth in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the notes and the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of notes. Copies of the indenture are available upon request from us or the trustee. References to “us,” “we,” “ours,” or “Devon” in this section of the prospectus supplement are to Devon Energy Corporation and not its subsidiaries.

General

The 2014 notes will:

•	accrue interest at the rate of % per year;

•	be initially limited to $ aggregate principal amount;

•	be issued in denominations of $2,000 and integral multiples of $1,000; and

•	mature on , 2014.

The 2019 notes will:

•	accrue interest at the rate of % per year;

•	be initially limited to $ aggregate principal amount;

•	be issued in denominations of $2,000 and integral multiples of $1,000; and

•	mature on , 2019.

Interest on the notes will:

•	accrue from the date of issuance or the most recent interest payment date;

•	be payable in cash semiannually in arrears on each and commencing on , 2009;

•	be payable to the holders of record on and immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year consisting of twelve 30-day months.

There is no limit on the aggregate principal amount of notes that we may issue. Also, we reserve the right, from time to time, in compliance with the terms of the indenture and without the consent of any holders of any of the notes, to reopen either series of notes by issuing additional 2014 notes or 2019 notes, as the case may be. Any such additional 2014 notes or 2019 notes would have terms identical to the outstanding 2014 notes or 2019 notes, as the case may be (except the date of issuance, the date interest begins to accrue and, in certain circumstances, the first interest payment date), so that such additional 2014 notes or 2019 notes shall be consolidated with, form a single series with, and increase the aggregate principal amount of, the 2014 notes or 2019 notes, as the case may be.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the applicable interest payment date, maturity date or redemption date.

Subject to the exceptions, and subject to compliance with the applicable requirements, set forth in the indenture, we may discharge our obligations under the indenture with respect to the notes as described under “Description of Debt Securities — Defeasance” in the accompanying prospectus.

The notes will be our general unsecured obligations and will rank equally in right of payment with all our other existing and future unsecured and unsubordinated debt.

Payment and Transfer

The notes will be issued in the form of one or more permanent global securities as described in the accompanying prospectus under “Description of Debt Securities — Global Securities” and registered in the name of a nominee of The Depository Trust Company, as depositary for the notes. See “Book-Entry Securities” in the accompanying prospectus. Beneficial interests in notes in global form will be shown on, and transfers of interest in notes in global form will be made only through, records maintained by the depositary and its participants. Notes in definitive form, if any, may be registered, exchanged or transferred at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the trustee located at 101 Barclay Street, New York, New York 10286). Payment of principal of, premium, if any, and interest on notes in global form registered in the name of or held by the depositary or its nominee will be made in immediately available funds to the depositary or its nominee, as the case may be, as the registered holder of such global security. If any of the notes are no longer represented by global securities, all payments on such notes will be made at the corporate trust office of the trustee; however, any payment of interest on such notes may be made, at our option, by check mailed directly to registered holders at their registered addresses.

No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any note selected for redemption or any other note for a period of 15 days before any mailing of notice of notes to be redeemed.

Optional Redemption

The notes will be redeemable by us, in whole or in part, at any time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes then outstanding to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the maturity date computed by discounting such payments to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at a rate equal to the sum of basis points in the case of the 2014 notes and basis points in the case of the 2019 notes, plus the Adjusted Treasury Rate, as determined by the Independent Investment Banker, on the third business day prior to the redemption date;

plus, in each case, accrued and unpaid interest, if any, to the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Optional Redemption Comparable Treasury Issue, calculated using a price for the Optional Redemption Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Optional Redemption Comparable Treasury Price for such redemption date.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by Devon.

“Optional Redemption Reference Treasury Dealer” means each of Banc of America Securities LLC, J.P. Morgan Securities Inc. and UBS Securities LLC, and their respective successors; provided that if any of the foregoing ceases to be, and has no affiliate that is, a primary U.S. governmental securities dealer, Devon will substitute for it another primary U.S. governmental securities dealer.

“Optional Redemption Comparable Treasury Issue” means the U.S. Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes or, if, in the reasonable judgment of the Independent Investment Banker, there is no such security, then the Optional Redemption Comparable Treasury Issue will mean the U.S. Treasury security or securities selected by the Independent

Investment Banker as having an actual or interpolated maturity or maturities comparable to the remaining term of the notes.

“Optional Redemption Comparable Treasury Price” means the average of the Optional Redemption Reference Treasury Dealer Quotations for the applicable redemption date.

“Optional Redemption Reference Treasury Dealer Quotations” means, with respect to each Optional Redemption Reference Treasury Dealer and any redemption date for the notes, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Optional Redemption Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker and the trustee at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

We will mail notice of redemption at least 30 days but not more than 60 days before the applicable redemption date to each holder of the notes to be redeemed.

Upon the payment of the redemption price, plus accrued and unpaid interest, if any, to the date of redemption, interest will cease to accrue on and after the applicable redemption date on the notes or portions thereof called for redemption.

In the case of any partial redemption, selection of the notes for redemption will be made by the trustee by such method of random selection as the trustee shall deem fair and appropriate. Notes will only be redeemed in multiples of $1,000 in principal amount. If any note is to be redeemed in part only, the notice of redemption will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued upon the cancellation of the original note.

No Sinking Fund

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Covenants

The covenant limiting our ability to incur liens described in the accompanying prospectus under the heading “Description of Debt Securities — Covenants” and the restrictions on consolidation, merger or sale of assets described in the accompanying prospectus under the heading “Description of Debt Securities — Consolidation, Merger and Sale of Assets” will apply to the notes. The indenture does not otherwise limit the amount of indebtedness or other obligations that we may incur and does not give you the right to require us to repurchase your notes upon a change of control.

In addition, the indenture provides that the covenant limiting our ability to incur liens, the restrictions on consolidation, merger or sale of assets and certain other non-monetary covenants included in the indenture may be waived or modified by holders representing at least a majority of all debt securities, including the notes, outstanding at any one time under the indenture, and that, following an “Event of Default” arising from a breach of any of these provisions, the trustee or holders of not less than 25% in principal amount of all debt securities, including the notes, outstanding under the indenture to which these provisions are applicable may accelerate the maturity of the debt securities under the indenture. As of the issue date of the notes, $1 billion of our 7.95% senior debentures due 2032 will be outstanding under the indenture.

Events of Default

In addition to the “Events of Default” described in the accompanying prospectus under the heading “Description of Debt Securities — Events of Default,” it shall constitute an “Event of Default” under the indenture in respect of each series of the notes if we default in the payment of any principal of our Funded Debt (as defined in the accompanying prospectus) outstanding in an aggregate principal amount in excess of $50 million at the stated

final maturity thereof or the occurrence of any other default the effect of which is to cause the stated final maturity of this Funded Debt to be accelerated, and if:

•	the default in payment is not cured within 60 days after written notice of the default from the trustee or holders of at least 25% in principal amount of the outstanding notes of such series; or

•	the acceleration is not rescinded or annulled or the default that caused the acceleration is not cured within 60 days after written notice of the default from the trustee or holders of at least 25% in principal amount of the outstanding notes of such series.

Concerning the Trustee

The Bank of New York Mellon is the trustee under the indenture and has been appointed by us as security registrar and paying agent with regard to the notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of notes to holders who purchase notes upon their original issuance at their initial offering price and hold the notes as capital assets, within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon the Code, Treasury Regulations (including proposed Treasury Regulations) issued thereunder, Internal Revenue Service (the “IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, or (except as otherwise set forth below) to holders subject to special tax rules such as (1) banks, regulated investment companies, insurance companies, real estate investment trusts, dealers in securities or currencies or tax-exempt organizations, (2) persons holding notes as part of a straddle, hedge, conversion or other integrated transaction, (3) persons who mark their securities to market for U.S. federal income tax purposes or whose functional currency is not the U.S. dollar, (4) U.S. expatriates, (5) persons subject to alternative minimum taxes and (6) persons who will own notes through partnerships or other pass-through entities for U.S. federal income tax purposes.

This discussion also does not address estate taxes, alternative minimum tax consequences or state, local or foreign taxes. Prospective investors are urged to consult their own tax advisors with respect to the tax consequences of the purchase, ownership and disposition of notes in light of their own circumstances.

U.S. Holders

As used in this discussion, the term “U.S. holder” means a beneficial owner of the notes that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (4) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or an electing trust that was in existence on August 19, 1996, and was treated as a domestic trust on that date.

If an entity that is treated as a partnership for U.S. federal income tax purposes holds a note, the U.S. federal income tax treatment of a partner will generally depend on the status and the activities of the partner and the partnership. Each partner of a partnership (or entity treated as a partnership for U.S. federal income tax purposes) should consult their own advisors.

A non-U.S. holder means a beneficial owner of the notes that is neither a U.S. holder nor a partnership (or other entity that is treated as a partnership for U.S. federal income tax purposes).

Interest Income and Original Issue Discount

A U.S. holder will generally be taxed on the stated interest on the notes as ordinary income at the time it is paid or accrued, in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

The notes will (i) bear interest at a single fixed rate and (ii) not be issued at an issue price that is less than their stated redemption price at maturity by more than the statutory de minimis amount. As a result, the notes will not be subject to the original issue discount (“OID”) rules.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes

Upon the sale, exchange, retirement or other taxable disposition of the notes, a U.S. holder will generally recognize taxable gain or loss in an amount equal to the difference between the amount realized by such U.S. holder (other than amounts representing accrued but unpaid interest which will be taxable as interest) and such U.S. holder’s adjusted tax basis in the notes. Any gain or loss so recognized will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. holder has held the notes for more than one year at the time of disposition. A reduced tax rate on long-term capital gain may apply to individual holders. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Subject to the discussion of backup withholding below, payments of principal and interest (including OID, if any) on a note to, or on behalf of, a non-U.S. holder will not be subject to U.S. federal withholding tax, provided, that, in the case of interest:

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	the non-U.S. holder is not a “controlled foreign corporation” (as defined in the Code) that is related to us directly or constructively through stock ownership for U.S. federal income tax purposes;

•	the non-U.S. holder is not a bank receiving interest as described under section 881(c)(3)(A) of the Code; and

•	the non-U.S. holder certifies, under penalties of perjury, that it is not a U.S. person and provides its name and address and certain other information (generally on IRS Form W-8BEN or a suitable substitute form or the appropriate successor).

The Treasury Regulations provide alternative methods for satisfying the requirement referred to in the fourth bullet above, as well as special rules for certain types of entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest to such non-U.S. holder will be subject to 30% U.S. federal withholding tax, unless such non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, such non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis (although such non-U.S. holder will be exempt from the 30% withholding tax, provided such non-U.S. holder satisfies the certification requirements described above) in the same manner as if such non-U.S. holder were a U.S. person as defined under the Code.

Any capital gain realized by a non-U.S. holder upon the sale, exchange, redemption or other disposition of a note generally will not be subject to U.S. federal income or withholding taxes if such gain is not effectively connected with a U.S. trade or business of the non-U.S. holder and, in the case of an individual, such non-U.S. holder is not present in the United States for 183 days or more in the taxable year of the sale or other disposition. Any capital gain effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder is taxed in the same manner as if such person were a U.S. person as defined under the Code.

If a non-U.S. holder is engaged in a trade or business in the United States and is a foreign corporation, such non-U.S. holder may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States.

Backup Withholding and Information Reporting

U.S. Holders.  A U.S. holder of a note may be subject to backup withholding at applicable rates with respect to interest (and OID, if any) or principal paid on a note, unless the U.S. holder (a) is an entity (including corporations, tax-exempt organizations and certain qualified nominees) that is exempt from withholding and, when required, demonstrates this fact, or (b) provides its taxpayer identification number (“TIN”) (which for an individual would be the U.S. holder’s Social Security number), certifies that the TIN provided is correct and that the U.S. holder has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments of principal and interest to U.S. holders that are not corporations, tax-exempt organizations or qualified nominees may be subject to information reporting requirements.

Non-U.S. Holders.  Under Treasury Regulations, backup withholding and information reporting on IRS Form 1099 do not apply to payments made to a non-U.S. holder if such non-U.S. holder has provided the required certification that it is a non-U.S. holder and the payor does not have actual knowledge that the holder is a U.S. holder. If the foreign office of a foreign “broker” (as defined in applicable Treasury Regulations) pays the proceeds of the sale of a note to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to any such payments by a foreign office of a broker that is, for U.S. federal income tax purposes, a U.S. person, or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or a controlled foreign corporation with respect to the United States, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met, or the holder otherwise establishes an exemption. Any such payments by a U.S. office of a custodian, nominee or agent of a U.S. office of a broker are subject to both backup withholding at applicable rates and information reporting unless the holder certifies under penalties of perjury that it is a non-U.S. holder or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person. Each non-U.S. holder should consult such holder’s tax advisor regarding the application to such holder of the backup withholding and reporting rules.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

We are selling the notes to the underwriters named in the table below pursuant to an underwriting agreement dated as of the date of this prospectus supplement. We have agreed to sell to each of the underwriters, and each of the underwriters have severally agreed to purchase, the principal amount of notes set forth opposite that underwriter’s name in the table below:

	Principal amount	Principal amount
Underwriter	of 2014 notes	of 2019 notes

Banc of America Securities LLC	$	$
J.P. Morgan Securities Inc.	$	$
UBS Securities LLC	$	$
Total	$	$

Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the notes if they buy any of them. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us.

The notes of each series are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may stop their market-making at any time without providing any notice. Liquidity of the trading market for the notes cannot be assured.

The notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to  % of the principal amount of the 2014 notes and up to  % of the principal amount of the 2019 notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to  % of the principal amount of the 2014 notes and  % of the principal amount of the 2019 notes. If all of the notes are not sold at the initial offering price, the underwriters may change the offering price and other selling terms.

In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the notes for their own accounts. In addition, to cover short positions or to stabilize the price of the notes, the underwriters may bid for, and purchase, the notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to a particular underwriter or dealer for distributing the notes in the offering if the underwriter or dealer repurchases previously distributed notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our expenses in connection with the sale of the notes, other than the underwriting discounts, will be $     .

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

In the ordinary course of their businesses, the underwriters and their affiliates have from time to time provided, and may in the future provide, investment banking, financial advisory and other services to us and our affiliates for which they have received, or expect to receive, customary fees. Affiliates of each of the underwriters are, among other things, lenders to us under our bank credit facilities.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Mayer Brown LLP of Chicago, Illinois. Davis Polk & Wardwell of New York, New York will pass on certain legal matters on behalf of the underwriters.

PROSPECTUS

Devon Energy Corporation

COMMON STOCK, PREFERRED STOCK AND
DEBT SECURITIES

By this prospectus, Devon Energy Corporation may offer, from time to time, its common stock, preferred stock and debt securities. We will provide more specific information regarding these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before investing.

Our common stock, par value $0.10 per share, is listed on the New York Stock Exchange and its trading symbol is “DVN.”

Investing in securities involves risks. You should carefully read the risk factors included in the applicable prospectus supplement and in our periodic reports and other information filed with the Securities and Exchange Commission before investing in our securities.

We may sell these securities to or through underwriters, to other purchasers and/or through agents. The supplements to this prospectus will specify the names of and arrangements with any underwriters or agents.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 9, 2008.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

This prospectus is part of a registration statement we filed with the SEC utilizing a shelf registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell offered securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may include additional risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

Unless the context otherwise indicates, the terms “Devon,” “we,” “us” and “our” in this prospectus mean Devon Energy Corporation, a Delaware corporation, and its consolidated subsidiaries.

DEVON ENERGY CORPORATION

Devon is an independent energy company engaged primarily in oil and gas exploration, development and production, the transportation of oil, gas, and natural gas liquids, or NGLs, and the processing of natural gas. We own oil and gas properties principally in the United States and Canada and, to a lesser degree, various regions located outside North America, including Azerbaijan, Brazil and China. In addition to our oil and gas operations, we have marketing and midstream operations primarily in North America. These include marketing natural gas, crude oil and NGLs, and constructing and operating pipelines, storage and treating facilities and gas processing plants.

Our principal and administrative offices are located at 20 North Broadway, Oklahoma City, Oklahoma 73102-8260. Our telephone number at that location is (405) 235-3611.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include, among other things:

•	the repayment of outstanding indebtedness;

•	working capital;

•	capital expenditures; and

•	acquisitions.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS

The ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each of the periods set forth below have been completed on a consolidated basis and should be read in conjunction with Devon’s consolidated financial statements, including the accompanying notes thereto, incorporated by reference in this prospectus.

	Nine Months
	Ended
	Sept. 30,	Year Ended December 31,
	2008	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges	17.49	8.78	8.08	8.34	6.65	4.84
Ratio of earnings to combined fixed charges and preferred stock dividends	17.06	8.54	7.85	8.13	6.48	4.72

Our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends were computed based on:

•	“earnings,” which consist of earnings from continuing operations before income taxes, plus fixed charges;

•	“fixed charges,” which consist of interest expense, dividends on subsidiary’s preferred stock and one-third of rental expense estimated to be attributable to interest; and

•	“preferred stock dividends,” which consist of the amount of pre-tax earnings required to pay dividends on the outstanding preferred stock.

DESCRIPTION OF CAPITAL STOCK

General

Devon’s authorized capital stock consists of:

•	1.0 billion shares of common stock, par value $0.10 per share, and

•	4.5 million shares of preferred stock, par value $1.00 per share.

As of October 31, 2008, there were 441.5 million shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Holders of common stock will be entitled to receive dividends out of legally available funds when and if declared by our board of directors. Subject to the rights of the holders of any outstanding shares of preferred stock, holders of shares of common stock will be entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders. They will not be entitled to cumulative voting rights for the election of directors. Except pursuant to our rights agreement, the shares of common stock have no preemptive, conversion or other rights to subscribe for or purchase any of our securities. Upon our liquidation or dissolution, the holders of shares of common stock are entitled to share ratably in any of our assets that remain after payment or provision for payment to creditors and holders of preferred stock.

Preferred Stock

The preferred stock may be issued in one or more series. Our board may establish attributes of any series, including the designation and number of shares in the series, dividend rates (cumulative or noncumulative), voting rights, redemptions, conversion or preference rights, and any other rights and qualifications, preferences and limitations or restrictions on shares of a series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Devon without any vote or action by the stockholders and may adversely affect the voting and other rights of the holders of shares of common stock. The specific terms of a particular series of preferred stock will be described in a certificate of designation relating to that series.

Series A Junior Participating Preferred Stock.  We have designated 2.9 million shares of preferred stock as series A junior participating preferred stock in connection with our rights agreement.

Anti-takeover and Other Provisions

Rights Agreement.  Under our rights agreement, holders of shares of common stock have one-half of one right for each share of common stock that they hold. The certificates representing outstanding shares of common stock also evidence one-half of one right for each share. Initially, the rights trade with the shares of common stock. If events generally associated with an unsolicited takeover attempt of Devon or transactions involving a change of control occur, including an acquisition or a tender or exchange offer that would result in a bidder acquiring 15% or more of our voting securities, the rights will be distributed, will become exercisable and will trade separately from the shares of common stock.

The rights will have anti-takeover effects. They will cause substantial dilution to any person or group that attempts to acquire us in a manner that causes the rights to become exercisable. We believe, however, that the rights should not affect any prospective offeror willing to negotiate with our board nor interfere with any merger or other business combination approved by our board. Our board may redeem the rights for $0.01 per right. Our board may amend the terms of the rights agreement without the consent of our stockholders or the holders of the rights. The rights expire on August 17, 2009.

Classified Board.  Devon’s certificate of incorporation and bylaws contain provisions for a staggered board of directors with only one-third of the board standing for election each year. A staggered board makes it more difficult for shareholders to change the majority of directors. At the 2008 Annual Meeting of Stockholders, our stockholders approved an amendment to our Certificate of Incorporation to eliminate the staggered board of directors over a three-year transition period. Beginning in 2011, all of our directors will be elected annually.

DESCRIPTION OF UNDESIGNATED PREFERRED STOCK

This summary of the undesignated preferred stock discusses terms and conditions that we expect may apply to any series of the preferred stock that may be offered under this prospectus. The applicable prospectus supplement will describe the particular terms of each series of preferred stock actually offered. If indicated in the prospectus supplement, the terms of any series may differ from the terms described below.

We expect the prospectus supplement for any preferred stock that we actually offer pursuant to this prospectus to include some or all of the following terms:

•	the designation of the series of preferred stock;

•	the number of shares of preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate or rates of the shares, the method or methods of calculating the dividend rate or rates, the dates on which dividends, if declared, will be payable, and whether or not the dividends are to be cumulative and, if cumulative, the date or dates from which dividends shall be cumulative;

•	the amounts payable on shares of the preferred stock in the event of our voluntary or involuntary liquidation, dissolution or winding up;

•	the redemption rights and price or prices, if any, for the shares of preferred stock;

•	the terms, and the amount, of any sinking fund or analogous fund providing for the purchase or redemption of the shares of preferred stock;

•	any restrictions on our ability to make payments on any of our capital stock if dividend or other payments are not made on the preferred stock;

•	any voting rights granted to the holders of the shares of preferred stock in addition to those required by Delaware law or our certificate of incorporation;

•	whether the shares of preferred stock will be convertible into shares of our common stock or any other class of our capital stock, and, if convertible, the conversion price or prices, and any adjustment or other terms and conditions upon which the conversion shall be made;

•	any other rights, preferences, restrictions, limitations or conditions relative to the shares of preferred stock permitted by Delaware law or our certificate of incorporation;

•	any listing of the preferred stock on any securities exchange; and

•	the federal income tax considerations applicable to the preferred stock.

Subject to our certificate of incorporation and to any limitations imposed by any then outstanding preferred stock, we may issue additional series of preferred stock, at any time or from time to time, with such powers, preferences, rights and qualifications, limitations or restrictions as our board of directors determines, and without further action of the stockholders, including holders of our then outstanding preferred stock, if any.

DESCRIPTION OF DEBT SECURITIES

The following description of the debt securities sets forth certain general terms and provisions of the debt securities to which this prospectus and any prospectus supplement may relate. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in a prospectus supplement relating to that series. References in this section to “Devon” mean Devon Energy Corporation and not its subsidiaries.

Any debt securities offered by this prospectus will be issued under one or more indentures between Devon and a trustee. We have summarized selected provisions of the indentures below. Devon senior debt securities are to be issued under an indenture dated as of March 1, 2002 between Devon and The Bank of New York Mellon (as successor to The Bank of New York), as trustee (the “Devon senior indenture”), a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Devon subordinated debt securities are to be issued under an indenture (the “Devon subordinated indenture”), the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The Devon senior indenture and the Devon subordinated indenture are sometimes referred to herein, collectively, as the “indentures” and each, individually, as an “indenture.” You should read the indentures for provisions that may be important to you.

Because we have included only a summary of the indenture terms, you must read the indentures in full to understand every detail of the terms of the debt securities.

The indentures will not limit the amount of debt securities we may issue under them, and will provide that additional debt securities of any series may be issued up to the aggregate principal amount that we authorize from time to time.

Unless otherwise indicated in the applicable prospectus supplement, we will issue the debt securities in denominations of $1,000 or integral multiples of $1,000.

Principal and any premium and interest in respect of the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the trustee, unless we specify otherwise in the applicable prospectus supplement. At our option, however, we may pay interest by mailing checks to the registered holders of the debt securities at their registered addresses.

We will describe any special U.S. federal income tax and other considerations relating to debt securities in the applicable prospectus supplement.

General

The prospectus supplement relating to the particular series of debt securities being offered will specify the amounts, prices and terms of those debt securities. These terms may include:

•	the designation, aggregate principal amount and authorized denominations of the debt securities;

•	the date or dates on which the debt securities will mature;

•	the percentage of the principal amount at which the debt securities will be issued;

•	the date on which the principal of the debt securities will be payable;

•	whether the debt securities will be issued as registered securities, bearer securities or a combination of the two;

•	whether the debt securities will be issued in the form of one or more global securities and whether such global securities will be issued in a temporary global form or permanent global form;

•	the currency or currencies or currency unit or units of two or more currencies in which debt securities are denominated, for which they may be purchased, and in which principal and any premium and interest is payable;

•	whether the currency or currencies or currency unit or units for which debt securities may be purchased or in which principal and any premium interest may be paid is at our election or at the election of a purchaser, the manner in which an election may be made and its terms;

•	the annual rate or rates, which may be fixed or variable, or the method of determining the rate or rates at which the debt securities will bear any interest, whether by remarketing, auction, formula or otherwise;

•	the date or dates from which any interest will accrue and the date or dates on which such interest will be payable;

•	a description of any provisions providing for redemption, exchange or conversion of the debt securities at our option, at holder’s option or otherwise, and the terms and provisions of such a redemption, exchange or conversion;

•	information with respect to book-entry procedures relating to global debt securities;

•	any sinking fund terms;

•	whether and under what circumstances we will pay “additional amounts,” as defined in the indenture, on the debt securities to any holder; the term “interest,” as used in this prospectus, includes any additional amounts;

•	any events of default or covenants of Devon with respect to the debt securities of a certain series that are different from those described in this prospectus;

•	whether and under what circumstances any covenants in the indenture shall be subject to covenant defeasance;

•	any deletions from, or modifications or additions to, the provisions of the indenture relating to satisfaction and discharge in respect of the debt securities;

•	any index or other method used to determine the amount of payments of principal of and any premium and interest on the debt securities; and

•	any other specific terms of the debt securities.

We are not obligated to issue all debt securities of any one series at the same time. The debt securities of any one series may not bear interest at the same rate or mature on the same date.

If we sell any of the debt securities for foreign currencies or foreign currency units or if the principal of, or any premium or interest on, any series of debt securities is payable in foreign currencies or foreign currency units, we will describe the restrictions, elections, tax consequences, specific terms and other information with respect to those debt securities in the applicable prospectus supplement.

Except as may be described in the applicable prospectus supplement, the indenture will not limit our ability to incur indebtedness or afford holders of debt securities protection in the event of a decline in our credit quality or if we are involved in a takeover, recapitalization or highly leveraged or similar transaction. The prospectus supplement relating to the particular series of debt securities, to the extent not otherwise described in this prospectus, will include any information with respect to any deletions from, modifications of or additions to the covenants or events of default described below and contained in the indenture, including any addition of a covenant or other provision providing event risk or similar protection.

Unless otherwise indicated in the applicable prospectus supplement, Devon’s obligation to pay the principal of, and any premium and interest on, its senior debt securities will be unsecured and will rank equally with all of Devon’s other unsecured unsubordinated indebtedness.

Interest Rates and Discounts

The debt securities will earn interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will bear interest on the basis of a 360-day year consisting of twelve 30-day months.

We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. We will describe the federal income tax consequences and special considerations that apply to those debt securities in the applicable prospectus supplement.

Exchange, Registration and Transfer

Unless otherwise specified, debt securities of any series will be exchangeable for other debt securities of the same series and of like aggregate principal amount and tenor in different authorized denominations.

You may present debt securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption, we will not be required to:

•	execute, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

•	execute, register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Unless we specify otherwise in the applicable prospectus supplement, we will pay the principal of, and any premium and interest on, debt securities at the office of the paying agent or paying agents that we designate at various times. However, at our option, we may make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. Unless we specify otherwise in the applicable prospectus supplement, the Corporate Trust Office of the trustee in New York, New York, will be designated as our sole paying agent for payments with respect to debt securities that are issuable solely as registered securities.

All monies we pay to a paying agent for the payment of principal of, and any premium and interest on, any debt security or coupon that remains unclaimed at the end of two years after becoming due and payable will be repaid to us. After that time, the holder of the debt security or coupon will look only to us for payments out of those repaid amounts.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depository identified in the applicable prospectus supplement, or a custodian for such depository. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole:

•	by the applicable depositary to a nominee of the depositary;

•	by any nominee to the depositary itself or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of participants that have accounts with the depositary. Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records.

The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a global security.

As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered the owners or holders under the indenture relating to those debt securities.

We will make payments of principal of, and any premium and interest on, individual debt securities represented by a global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests of the global security.

We expect that the depositary or its nominee, upon receipt of any payment of principal, premium or interest relating to a permanent global security representing any series of debt securities, immediately will credit participants’ accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Further, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In that instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in denominations, unless we specify otherwise, of $1,000 or integral multiples of $1,000.

For a description of the depositary arrangements for global securities held by The Depository Trust Company, also known as DTC, see “Book-Entry Securities.”

Events of Default

Unless otherwise specified in the applicable prospectus supplement, any one of the following events will constitute an “event of default” under the indentures with respect to the debt securities of any series issued under the indentures:

•	if we fail to pay any interest on any debt security of that series when due, and the failure continues for 30 days;

•	if we fail to pay principal of or any premium on the debt securities of that series when due and payable, either at maturity or otherwise;

•	if we fail to perform or we breach any of our other covenants or warranties in the applicable indentures or in the debt securities of that series, other than a covenant or warranty included in the applicable indenture solely for the benefit of a series of securities other than the debt securities of that series, and that breach or failure continues for 60 days (subject to extension under certain circumstances for another 120 days) after written notice as provided in the applicable indenture;

•	certain events of bankruptcy, insolvency or reorganization involving us or certain of our subsidiaries; and

•	any other event of default provided with respect to the debt securities of that series.

If we fail to pay the principal of, or premium or interest on, the debt securities of any series or we fail to perform or breach any of the other covenants or warranties applicable to the debt securities of that series but not applicable to all outstanding debt securities, and such event of default is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of, and any premium and interest on, the debt securities of that series to be due and payable immediately. If an event of default occurs due to default in the performance of any other of the covenants and warranties applicable to all outstanding debt securities or pertaining to certain events of bankruptcy, insolvency or reorganization, and the event of default is continuing, either the trustee or the holders of not less than 25% in principal amount of all debt securities then outstanding (considered as one class), may declare the principal amount of, and any premium and interest on, all debt securities to be due and payable immediately. There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, we may cause such declaration of acceleration to be rescinded and annulled with respect to the debt securities of any series if we deposit with the trustee an amount sufficient to pay all overdue interest on the debt securities of that series, the principal of and premium, if any, on the debt securities of that series that have become due and payable otherwise than by such declaration of acceleration and all amounts due to the trustee and if all other events of default with respect to the debt securities of that series have been cured or waived.

Within 90 days after the occurrence of any event of default under the indentures with respect to the debt securities of any series issued under that indenture, the trustee must transmit notice of the event of default to the holders of the debt securities of that series unless the event of default has been cured or waived. The trustee may withhold the notice, however, except in the case of a payment default, if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee has in good faith determined that the withholding of the notice is in the interest of the holders of debt securities of that series.

If an event of default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of that series by all appropriate judicial proceedings.

Subject to the duty of the trustee during any default to act with the required standard of care, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities issued under that indenture, unless the holders offer the trustee reasonable indemnity. Subject to indemnifying the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series issued under that indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

Defeasance

Unless the applicable prospectus supplement provides otherwise, any debt securities, or portion of the principal amount of the debt securities, will be deemed to have been paid for purposes of the applicable indentures, and, at our election, our entire indebtedness with respect to the debt securities, or portion thereof, will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the trustee or any paying agent other than us, in trust, money, certain eligible obligations, as defined in the applicable indentures, or a combination of the two, sufficient to pay principal of and any premium and interest due and to become due on the debt securities or portions thereof.

The applicable prospectus supplement will describe, if applicable, our ability to be released from any of our covenant obligations under the indentures.

Modification and Waiver

The trustee and Devon may, without the consent of holders, modify or waive provisions of each indenture for certain purposes, including, among other things, curing ambiguities and maintaining the qualification of the applicable indenture under the Trust Indenture Act. The trustee and Devon may modify or waive certain provisions of each indenture with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series issued under that indenture affected by the modification or waiver. However, the provisions of any indenture may not be waived or modified without the consent of the holders of each debt security affected thereby if the modification or waiver would:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security issued under that indenture;

•	reduce the principal amount of, or interest on, any debt security issued under the indenture, or change the method of calculating the interest on, or reduce any premium payable upon the redemption of, any such debt security;

•	change the coin or currency (or other property) in which any debt security issued under that indenture or any premium or any interest on that debt security or any additional amounts with respect to that debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt securities issued under that indenture or, in the case of redemption, on or after the redemption date;

•	reduce the percentage and principal amount of the outstanding debt securities, the consent of the holders of which is required under that indenture in order to take certain actions; or

•	modify any of the provisions of Sections 12.02, 6.07 (6.06 in the case of the Devon subordinated indenture) and 8.13 of each indenture relating to modifying the indenture, waiving certain covenants and waiving past defaults, respectively.

The holders of at least a majority in aggregate principal amount of outstanding debt securities of any series issued under an indenture may, on behalf of the holders of all debt securities of that series, waive our compliance with certain restrictive provisions of that indenture. The holders of not less than a majority in aggregate principal amount of debt securities of any series issued under either of the indentures may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under that indenture with respect to the debt securities of that series, except:

•	a payment default with respect to debt securities of that series; or

•	a default of a covenant or provision of that indenture that cannot be modified or amended without the consent of the holder of the debt securities of that series.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person (as defined in the applicable indenture) unless:

•	the entity formed by the consolidation or into which we are merged, or the person which acquires by conveyance or transfer, or which leases, substantially all of our properties and assets:

•	is organized and validly existing under the laws of the United States, any domestic jurisdiction or the District of Columbia; and

•	expressly assumes our obligations on the debt securities and under the applicable indenture;

•	immediately after the transaction becomes effective, no event of default, and no event that would become an event of default, will have occurred and be continuing; and

•	we have delivered to the trustee an officer’s certificate and opinion of counsel as provided in the applicable indenture.

Covenants

Unless otherwise specified in the prospectus supplement, the following covenants will apply to the senior debt securities issued by Devon. Various capitalized terms used within this “Covenants” subsection are defined at the end of this subsection.

Liens

Neither Devon nor any of its Restricted Subsidiaries may incur, issue, assume or guarantee any Debt that is secured by a Mortgage on any Principal Property or on any shares of stock or Indebtedness of any Restricted Subsidiary of Devon, without first effectively providing that the securities (together with, if Devon so determines, any other indebtedness of Devon or its Restricted Subsidiaries that is not subordinate in right of payment to the prior right of payment in full of the securities) will be secured equally and ratably with, or prior to, the incurred, issued, assumed or guaranteed secured Debt, for so long as this secured Debt remains so secured.

This limitation on the incurrence, issuance, assumption or guarantee of any Debt secured by a Mortgage will not apply to, and there will be excluded from any secured Debt in any computation under this covenant, Debt secured by:

•	Mortgages existing at the date of the indenture;

•	Mortgages on property of, or on any shares of stock or Indebtedness of, any entity existing at the time the entity is merged into or consolidated with Devon or becomes a Restricted Subsidiary of Devon;

•	Mortgages in favor of Devon or any of its Restricted Subsidiaries;

•	Mortgages on property, shares of stock or Indebtedness:

•	existing at the time of acquisition thereof, including acquisitions through merger, consolidation or other reorganization;

•	to secure the payment of all or any part of the purchase price thereof or construction thereon; or

•	to secure any Debt incurred prior to, at the time of, or within one year after the later of the acquisition, the completion of construction or the commencement of full operation of the property or within one year after the acquisition of the shares or Indebtedness for the purpose of financing all or any part of the purchase price thereof or construction thereon;

provided that, if a commitment for the financing is obtained prior to or within this one-year period, the applicable Mortgage will be deemed to be included in this clause whether or not the Mortgage is created within this one-year period;

•	Mortgages in favor of the United States, any state thereof, Canada, or any province thereof, or any department, agency or instrumentality or political subdivision of any of the foregoing, or in favor of any other country or any political subdivision thereof;

•	Mortgages on minerals or geothermal resources in place, or on related leasehold or other property interests, that are incurred to finance development, production or acquisition costs, including, but not limited to, Mortgages securing advance sale obligations;

•	Mortgages on equipment used or usable for drilling, servicing or operating oil, gas, coal or other mineral properties or geothermal properties;

•	Mortgages required by any contract or statute in order to permit Devon or any of its subsidiaries to perform any contract or subcontract made with or at the request of the United States, any state thereof, Canada, any province thereof, or in favor of any other country or any political subdivision thereof, or any department, agency or instrumentality of any of the foregoing;

•	any Mortgage resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing Debt of Devon or any of its Restricted Subsidiaries or secured Debt of Devon or any of its Restricted Subsidiaries the net proceeds of which are used, substantially concurrent with the funding thereof, and taking into consideration, among other things, required notices to be given to the holders of the outstanding securities in connection with the refunding, refinancing or repurchase thereof, and the required corresponding durations thereof, to refund, refinance or repurchase all of the outstanding securities, including the amount of all accrued interest thereon and reasonable fees and expenses and premiums, if any, incurred by Devon or any of its Restricted Subsidiaries in connection therewith; and

•	any extension, renewal or replacement, or successive extensions, renewals or replacements, of any Mortgage referred to in the foregoing clauses of this covenant, so long as the extension, renewal or replacement Mortgage is limited to all or a part of the same property, including any improvements on the property, shares of stock or Indebtedness that secured the Mortgage so extended, renewed or replaced.

Notwithstanding anything mentioned above, Devon and any one or more of its Restricted Subsidiaries may incur, issue, assume or guarantee Debt secured by Mortgages that would otherwise be subject to the above restrictions if the aggregate amount of the Debt secured by the Mortgages, together with the outstanding principal amount of all other secured Debt of Devon and its Restricted Subsidiaries that would otherwise be subject to the above restrictions, does not exceed 10% of Consolidated Net Tangible Assets.

The following transactions shall not be deemed to create Debt secured by a Mortgage:

•	the sale or other transfer of oil, gas, coal or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount of money, however determined, or a specified amount of oil, gas, coal or other minerals, or the sale or other transfer of any other interest in property of the character commonly referred to as an oil, gas, coal or other mineral payment or a production payment, and including, in any case, overriding royalty interests, net profit interests, reversionary interests and carried interests and other similar burdens on production; and

•	the sale or other transfer by Devon or any of its Restricted Subsidiaries of properties to a partnership, joint venture or other entity whereby Devon or the Restricted Subsidiary would retain partial ownership of the properties.

Definitions

“Consolidated Net Tangible Assets” means, calculated as of the date of the financial statements for the most recently ended fiscal quarter or fiscal year, as applicable, prior to the date of determination, the aggregate amount of assets of Devon, less applicable reserves and other properly deductible items but including investments in non-consolidated entities, after deducting therefrom:

•	all current liabilities, excluding any portion thereof constituting Funded Debt by reason of being renewable or extendible at the option of the obligor beyond 12 months from the date of determination; and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, all as set forth on a consolidated balance sheet of Devon and computed in accordance with accounting principles generally accepted in the United States.

“Debt” means indebtedness for money borrowed.

“Funded Debt” means all Debt of Devon or any of its subsidiaries for money borrowed which is not by its terms subordinated in right of payment to the prior payment in full of the securities or to Devon’s full and unconditional guarantee in respect thereof, as applicable, having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of fewer than 12 months but by its terms being:

•	renewable or extendible beyond 12 months from such date at the option of the obligor; or

•	issued in connection with a commitment by a bank or other financial institution to lend so that the indebtedness is treated as though it had a maturity in excess of 12 months pursuant to accounting principles generally accepted in the United States.

“Indebtedness” means Debt and the deferred purchase price of property or assets purchased.

“Mortgage” means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

“Offshore” means the lands beneath the navigable waters of the U.S. or Canada, or the continental shelf of the U.S. or Canada.

“Principal Property” means any oil, gas or mineral producing property, or any refining, processing, smelting or manufacturing facility located in the U.S., Canada or Offshore, other than:

•	property employed in transportation, distribution or marketing;

•	information and electronic data processing equipment; or

•	any property that, in the opinion of the Board of Directors of Devon, is not materially important to the total business conducted by Devon and its subsidiaries as an entirety.

“Restricted Subsidiary” means Devon Financing Corporation, U.L.C. and any other subsidiary of Devon:

•	a substantial portion of the property of which is located, or a substantial portion of the business of which is carried on, within the U.S., Canada or Offshore;

•	that owns or leases under a capital lease any Principal Property; and

•	that has Stockholders’ Equity exceeding 2% of Consolidated Net Tangible Assets.

“Stockholders’ Equity” means, with respect to any corporation, partnership, joint venture, association, joint stock company, limited liability company, unlimited liability company, trust, unincorporated organization or government, or any agency or political subdivision thereof, stockholders’ equity, as computed in accordance with accounting principles generally accepted in the United States.

The Trustee

We may appoint a separate trustee for any series of debt securities. In the description of a series of debt securities, the term “trustee” refers to the trustee appointed with respect to such series of debt securities. The trustee may be a depository for funds and perform other services for, and may transact other banking business with, Devon and its subsidiaries in the normal course of business.

BOOK-ENTRY SECURITIES

Unless otherwise specified in the applicable prospectus supplement, we will issue securities, other than our common stock, to investors in the form of one or more book-entry certificates registered in the name of a depository or a nominee of a depository. Unless otherwise specified in the applicable prospectus supplement, the depository will be DTC. We have been informed by DTC that its nominee will be Cede & Co. Accordingly, Cede is expected to be the initial registered holder of all securities that are issued in book-entry form.

No person that acquires a beneficial interest in securities issued in book-entry form will be entitled to receive a certificate representing those securities, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders or beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders or beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of such securities.

DTC has informed us that it is:

•	a limited-purpose trust company organized under New York banking laws;

•	a “banking organization” within the meaning of the New York banking laws;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the Securities Exchange Act.

DTC has also informed us that it was created to:

•	hold securities for “participants;” and

•	facilitate the computerized settlement of securities transactions among participants through computerized electronic book-entry changes in participants’ accounts, thereby eliminating the need for the physical movement of securities certificates.

Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as payments will be forwarded by our agent to Cede, a nominee for DTC. These payments will be forwarded to DTC’s participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent, trustee or depositary as registered holders of the securities entitled to the benefits of the certificate, the indenture or any deposit agreement. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with whom beneficial owners of securities have accounts are also required by these rules to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge those securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the certificate, the indenture or any deposit agreement only at the direction of one or more participants to whose accounts with DTC the securities are credited.

According to DTC, it has provided information with respect to DTC to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depository for the book-entry security or DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when DTC is required to be so registered; or

•	we execute and deliver to the applicable registrar, transfer agent, trustee and/or depositary an order complying with the requirements of the certificate, the indenture or any deposit agreement that the book-entry security will be so exchangeable.

Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or depositary, as the case may be, will reissue the securities as definitive securities. After reissuance of the securities, such persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

Except as described above:

•	a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depository appointed by us; and

•	DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless the beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

None of Devon, the trustees, any registrar and transfer agent or any depository, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a book-entry security.

PLAN OF DISTRIBUTION

We may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities offered if any of those securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers will be described in the applicable prospectus supplement and may be changed from time to time.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock, which is listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by Mayer Brown LLP and for any underwriter by legal counsel named in the prospectus supplement.

EXPERTS

The consolidated financial statements of Devon and its subsidiaries as of December 31, 2007 and 2006 and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the consolidated financial statements refers to the 2007 changes in accounting principle related to adoption of fair value accounting standards, the recognition of income tax contingencies, and a change in measurement date of defined benefit pension and other postretirement benefit plan assets and liabilities and refers to the 2006 changes in accounting principle related to the fair value of share-based payments and the balance sheet classification of defined benefit pension and other postretirement benefit plan assets and liabilities.

Certain information with respect to Devon’s oil and gas reserves derived from the reports of LaRoche Petroleum Consultants, Ltd., Ryder Scott Company, L.P. and AJM Petroleum Consultants, independent consulting petroleum engineers, has been included and incorporated by reference herein upon the authority of said firms as experts with respect to matters covered by such reports and in giving such reports.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at “http://www.sec.gov.”

We filed with the SEC a registration statement on Form S-3 with respect to the securities offered by this prospectus. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Instead, the SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in, or incorporated by reference in, this prospectus.

This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about Devon.

(a) Our Annual Report on Form 10-K for the year ended December 31, 2007, as amended by Form 10-K/A filed on June 9, 2008.

(b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.

(c) Our Current Reports on Form 8-K filed February 6, 2008, June 4, 2008 (as amended by a Current Report on Form 8-K/A filed June 18, 2008), June 4, 2008, August 6, 2008, October 9, 2008 and November 4, 2008.

(d) The description of our Common Stock set forth in Exhibit 4.9 to our Current Report on Form 8-K, filed August 18, 1999, including any amendment or report filed for the purposes of updating such description.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the completion of the offering. Current Reports on Form 8-K containing only disclosure furnished under Items 2.02 and 7.01 of Form 8-K are not incorporated herein by reference.

We will provide documents incorporated by reference in this prospectus without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus (at no cost) by requesting them in writing, by e-mail or by telephone from us at the following address:

Devon Energy Corporation, 20 North Broadway, Oklahoma City, Oklahoma 73102-8260 Attention: Corporate Secretary, Telephone: (405) 235-3611, janice.dobbs@dvn.com

You can also get more information by visiting our website at “http://www.devonenergy.com.” Website materials are not part of this prospectus.

$

Devon Energy Corporation

$     % Senior Notes due 2014
$     % Senior Notes due 2019

PROSPECTUS SUPPLEMENT

January   , 2009

Joint Book-Running Managers

Banc of America Securities LLC	J.P. Morgan	UBS Investment Bank